UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 4, 2011
VWR FUNDING, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-124100	56-2445503

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Matsonford Road P.O. Box 6660 Radnor, PA	19087

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (610) 386-1700
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement
On November 4, 2011, certain subsidiaries of VWR Funding, Inc. (the “Company”) entered into a $200 million accounts receivable securitization facility (the “A/R Facility”) to provide additional liquidity and funding for the ongoing business needs of the Company and its subsidiaries.
The documentation for the A/R Facility includes (i) a Receivables Purchase Agreement (the “Receivables Purchase Agreement”) entered into by and among VWR International, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“VWR”), as servicer, VWR Receivables Funding, LLC, a Delaware limited liability company and a bankruptcy-remote special purpose entity that is a wholly-owned subsidiary of VWR (“VRF”), certain committed purchasers, conduit purchasers and LC participants that are parties thereto from time to time and PNC Bank, National Association, as Administrator and LC Bank, (collectively, the “Purchasers”) and (ii) a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) by and among certain wholly-owned subsidiaries of the Company, as originators (the “Originators”) and VRF (collectively, the “Agreements”).
Pursuant to the Purchase and Sale Agreement, the Originators have sold, and will continue to sell on an ongoing basis, their accounts receivable, together with customary related security and interests in the proceeds thereof, to VRF in exchange for a combination of cash and subordinated notes issued by VRF to the Originators. Pursuant to the Receivables Purchase Agreement, VRF may, from time to time, in turn sell undivided interests in such accounts receivable, together with all related security and interests in the proceeds thereof, to the Purchasers in exchange for cash proceeds and/or letters of credit. Collections on the accounts receivable for which an undivided interest is sold to the Purchasers will be set aside and held in trust to satisfy the obligations of VRF under the A/R Facility or will be used to purchase additional accounts receivable from the Originators.
The Originators and VRF provide customary representations and covenants under the Agreements and includes a consolidated interest expense test if the Company’s available liquidity is less than $125.0 million. Sales of interests to the Purchasers under the A/R Facility are subject to customary criteria, limits and reserves. The Receivables Purchase Agreement provides for certain Termination Events, as defined therein, upon the occurrence of which the Purchasers may terminate further purchases of undivided interests in the accounts receivable and impose default fees. VRF pays Base Rate or Alternate Rate (each as defined in the Receivables Purchase Agreement) with respect to amounts advanced under the A/R Facility. The calculation of Base Rate and Alternate Rate will vary based on the funding alternatives and will be calculated at the applicable rates described in the Receivables Purchase Agreement. In addition, the A/R Facility also provides for the issuance of letters of credit.
The amount of credit exposure of the Purchasers outstanding at any one time under the Receivables Purchase Agreement is subject to maintaining sufficient eligible receivables, and is limited to $200 million.
The A/R Facility is for an initial three-year term and may be extended in accordance with the terms of the Receivables Purchase Agreement.
VWR serves as the servicer of the accounts receivable under the A/R Facility. Neither VWR nor VRF guarantees collectability of the accounts receivable or the creditworthiness of obligors thereunder. However, VWR has provided a guaranty of performance in respect of the obligations of the Originators under the Purchase and Sale Agreement.
Section 2 — Financial Information
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information in Item 1.01 with respect to the A/R Facility is incorporated herein by reference.
Section 7 — Regulation FD
Item 7.01 Regulation FD Disclosure
On November 7, 2011, VWR Funding, Inc. issued a press release announcing that members of its senior management will have a conference call on Thursday, November 10, 2011, at 9:00 AM (Eastern Time) to discuss the Company’s financial results for the quarter ended September 30, 2011. A copy of the press release is attached hereto as Exhibit 99.1.
Section 9 — Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits
(d) Exhibits

99.1	Press release, dated November 7, 2011

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VWR Funding, Inc.
Date: November 7, 2011	By:	/s/ Theresa A. Balog
		Name:	Theresa A. Balog
		Title:	Vice President and Corporate Controller

EXHIBIT INDEX

Exhibit
Number	Description of Documents	Method of Filing

99.1	Press Release, dated November 7, 2011	Filed herewith.